As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THOMPSON CREEK METALS COMPANY INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	98-0583591
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

26 West Dry Creek Circle, Suite 810 Littleton, CO 80120 (303) 761-8801
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

STOCK OPTION INDUCEMENT AWARD AGREEMENT RESTRICTED SHARE UNIT INDUCEMENT AWARD AGREEMENT
(Full Title of the Plans)

Wendy Cassity, Esq. Thompson Creek Metals Company Inc. 26 West Dry Creek Circle, Suite 810 Littleton, CO 80120 (303) 761-8801
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to: Jason Day Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer  ☒                        Accelerated Filer  ☐
Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	700,000 shares	$2.77	$1,939,000	$249.74

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (i) any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock and (ii) any associated preferred stock purchase rights granted under any rights plan relating to the shares above.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on November 20, 2013.

EXPLANATORY NOTE
Thompson Creek Metals Company Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register 700,000 shares of its common stock, no par value (“Common Stock”), which may become issuable pursuant to (i) the vesting and exercise of stock options to purchase 400,000 shares of Common Stock under the Stock Option Inducement Award Agreement, dated November 21, 2013, between the Company and Jacques Perron, and (ii) the vesting of 300,000 restricted shares units under the Restricted Share Unit Inducement Award Agreement, dated November 21, 2013, between the Company and Mr. Perron (collectively, the “Inducement Awards”). The Company granted the Inducement Awards to Mr. Perron in connection with the commencement of his employment as Chief Executive Officer of the Company.
The Inducement Awards were granted outside of the Company’s 2010 Long-Term Incentive Plan (the “Plan”), but, except as set forth in the award agreements, will generally be subject to the same terms and conditions as apply to awards granted under the Plan. The Company’s Compensation and Governance Committee of the Board of Directors approved the Inducement Awards in reliance on the employment inducement exception to shareholder approval provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to the individual receiving the Inducement Awards as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents of the Registrant, each as filed with the SEC, are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 25, 2013;

(b)
the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC on May 9, 2013, August 7, 2013 and November 12, 2013, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 24, 2013, March 6, 2013, May 13, 2013, May 31, 2013 and August 8, 2013;

(d)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012; and

LEGAL27821751.1

(e)
the description of the Registrant’s common stock contained in the Registration Statement on Form 40-F (File No. 001-33783) filed with the SEC on October 30, 2007, as amended by Amendment No. 1 to Form 40-F filed with the SEC on November 28, 2007, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Company’s officers and directors are indemnified as provided by the Business Corporations Act (British Columbia) (the “BCBCA”) and the Company’s Articles of Continuance (“Articles”).
Under the BCBCA, a company may indemnify a current or former officer or director against any judgment, penalty or fine imposed in connection with, or amount paid in settlement of, any legal proceeding or investigative action in which such officer or director is a party by reason of such individual having been an officer or director. After the final disposition of such a proceeding, a company may pay all expenses incurred by an officer or director actually and reasonably incurred in connection with such a proceeding and must pay all expenses reasonably incurred in respect of such a proceeding for which the officer or director has not been reimbursed and if the officer or director is, at least, substantially successful on the merits in the outcome of the proceeding. Among other circumstances, a company shall not indemnify a current or former officer or director if, in relation to the subject matter of the proceeding, such individual did not act honestly and in good faith with a view to the best interests of the company or if the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a company cannot indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the company. The Supreme Court of British Columbia may, on the application of a company or individual seeking indemnification, order indemnification of any liability payment of any or expense incurred by such individual.
A director is not liable under certain provisions of the BCBCA if the director relies, in good faith, on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (b) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (c) a statement of fact represented to the director by an officer of the company to be correct, or (d) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not (i) the record was forged, fraudulently made or inaccurate, or (ii) the information or representation was fraudulently made or inaccurate. A director is similarly not liable under certain provisions of the BCBCA if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.
Under the Company’s Articles, and subject to the BCBCA, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in Section 21.2 of the Company’s Articles. In addition, under the Company’s Articles and subject to any restrictions in the BCBCA, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Furthermore, under the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party. A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers, former directors and officers, persons who act or acted at the Company’s request as a director or officer of a corporation in which the Company is or was a shareholder or creditor, and their respective heirs and legal representatives, for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers. The policy also reimburses the Company for payments made pursuant to the indemnity provisions under the Company’s Articles and the BCBCA.

In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements indemnify the Company’s directors and officers to the extent permitted by applicable law for liabilities arising out of the indemnitees’ service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or proceedings, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide that the Company advance defense expenses to the indemnitees.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits listed in the accompanying Exhibit Index are filed as part of this Registration Statement and incorporated by reference herein.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on the 22 day of November, 2013.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Wendy Cassity
Name:	Wendy Cassity
Title:	Vice President, General Counsel and Secretary
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Pamela L. Saxton and Wendy Cassity, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jacques Perron	Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2013
Jacques Perron

/s/ Pamela L. Saxton	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2013
Pamela L. Saxton

/s/ Denis C. Arsenault	Director	November 22, 2013
Denis C. Arsenault

/s/ Carol T. Banducci	Director	November 22, 2013
Carol T. Banducci

/s/ James L. Freer	Director	November 22, 2013
James L. Freer

/s/ James P. Geyer	Director	November 22, 2013
James P. Geyer

/s/ Timothy J. Haddon	Director	November 22, 2013
Timothy J. Haddon

/s/ Thomas J. O'Neil	Director	November 22, 2013
Thomas J. O’Neil

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on the 22 day of November, 2013.

By:	/s/ Wendy Cassity
Name:	Wendy Cassity
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Notice of Articles, dated September 24, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 24, 2011).
4.2	Certificate of Continuation dated July 29, 2008 (incorporated herein by reference to the Registrant’s Amendment No. 1 to its Annual Report on Form 10-K filed with the SEC on March 1, 2010).
4.3	Articles of Continuance, effective July 21, 2008 (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the SEC on August 27, 2008).
*5.1	Opinion of Goodmans LLP.
*10.1	Stock Option Inducement Award Agreement, dated November 22, 2013, between Thompson Creek Metals Company Inc. and Jacques Perron.
*10.2	Restricted Share Unit Inducement Award Agreement, dated November 22, 2013, between Thompson Creek Metals Company Inc. and Jacques Perron.
*23.1	Consent of KPMG LLP, independent registered public accounting firm.
*23.2	Consent of Michael J. Lechner, P. Geo.
*23.3	Consent of Herbert E. Welhener, MMSA-QPM.
*23.4	Consent of Darin Labrenz, P. Geo.
*23.5	Consent of Goodmans LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page to this Registration Statement).
_____________________
* Filed herewith.